Exhibit 5.1

	ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000

December 13, 2004 Conor Medsystems, Inc. 1003 Hamilton Court Menlo Park, CA 94025	www.cooley.com SUZANNE SAWOCHKA HOOPER (650) 843-5180 hooperss@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Conor Medsystems, Inc. (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to be filed with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, covering the underwritten public offering of up to 1,150,000 shares of common stock, which includes up to 1,107,000 shares to be sold by the Company, including 107,000 shares for which the underwriters have been granted an over-allotment option (the “Company Shares”), and up to 43,000 shares to be sold by a selling stockholder for which the underwriters have been granted an over-allotment option (the “Selling Stockholder Shares”).

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and (ii) assumed that the Company Shares will be sold by the underwriters at a price established by the Pricing Committee of the Board of Directors of the Company. We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares and the Company Shares have been duly authorized by the Company, the Selling Stockholder Shares are validly issued, fully paid and non-assessable, and the Company Shares, when sold, issued and paid for in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ SUZANNE SAWOCHKA HOOPER

Suzanne Sawochka Hooper